EXHIBIT 4.11
CONSENT OF EXPERT
     I, Dr. Anson Xu, of SRK Consulting China Limited (“SRK”), hereby consent to the inclusion and incorporation by reference in this Registration Statement on Form F-8 of Silvercorp Metals Inc. (the “Registration Statement”) of references to and information derived from the technical report entitled “Technical Report on Gaocheng Ag-Zn-Pb Project, and Shimentou Au-Ag-Zn-Pb Project, Guangdong Province, People’s Republic of China” dated April 30, 2008 (the “Incorporated Information”). I also consent to the reference to SRK’s name and to SRK’s involvement in the preparation of the Incorporated Information in this Registration Statement.
SRK CONSULTING CHINA LIMITED

/s/ Dr. Anson Xu Name: Dr. Anson Xu
Title: Director and Principal Consultant
Date: June 15, 2009